VOXX International Corporation Reports Fiscal 2015 Third Quarter And Nine-Month Financial Results
HAUPPAUGE, N.Y., Jan. 8, 2015 /PRNewswire/ --

•	Fiscal third quarter consolidated gross margins improved 290 basis points.

•	Fiscal third quarter operating income of $16.6 million increased by $0.1 million and net income of $15.6 million, increased by approximately $0.2 million.

•	Fiscal third quarter Adjusted EBITDA of $22.4 million declined by $1.1 million; the FY14 third quarter includes a $4.3 million unanticipated customer settlement.

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Company launches several products at the 2015 International Consumer Electronics Show, highlighted by 360fly, myris, Singtrix, new Reference Series and Jamo Series speakers, 808 Audio, new asset tracking technology and several enhanced offerings for its OEM customers.

VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2015 third quarter and nine-months ended November 30, 2014.
Pat Lavelle, President and CEO stated, "We saw significant gross margin improvements across all of our business segments, and lowered planned spending further, resulting in operating income that matched last year's third quarter, despite lower sales.  There were some short-term factors that impacted sales, such as OEM programs and new product launches that were delayed. Holiday retail sales also came in better than anticipated but we had taken a cautious approach in our buying programs, and is one of the elements that will curtail top-line results in the Fiscal fourth quarter.  We anticipate FY15 sales to be approximately $760-$770 million, but with gross margins tracking closer to 30% and operating expenses lower than anticipated.  We are receiving positive responses to the products we debuted at CES and the ones that will be coming to market shortly, and remain optimistic, especially with new OEM programs on the horizon and the anticipated contributions from new products such as 360fly, myris, our Reference Series and Jamo Concert Series, new 808 Audio products, and more.  Our balance sheet remains strong and we are getting ready for some exciting programs in 2015 that should drive organic growth and improved profitability over the coming year."

Third Quarter Results (three months ended November 30, 2014 and November 30, 2013)
Net sales for the Fiscal 2015 third quarter were $223.4 million compared to $245.8 million reported in the comparable year-ago period, a decline of 9.1%.  Within this:

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Automotive sales were $110.2 million as compared to $117.6 million. The Automotive segment was impacted by the temporary suspension of an OEM program for one customer as it works through revised safety requirements, lower comparable OEM sales as a result of programs that launched in the FY14 third quarter, suspended sales in Venezuela, and the impact of the Euro conversion, offset by higher sales of remote starts.

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Premium Audio sales were $54.4 million as compared to $65.6 million. This segment was impacted by lower sales of soundbars and music centers, primarily driven by lower average selling prices, and the impact of the Euro conversion, offset by higher sales of high-end separates and commercial and custom installations.

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Consumer Accessories sales were $58.2 million as compared to $62.2 million. This segment was impacted by lower sales of digital voice recorders, clock radios and hook-up and power products, lower sales in Mexico resulting from the transition in the Company's distribution model, and the impact of the Euro conversion, offset by higher sales of wireless and Bluetooth speakers, and sales increases in Europe.

The gross margin for the Fiscal 2015 third quarter was 30.9%, an increase of 290 basis points as compared to 28.0% for the same period last year.  All three business segments posted increases in gross margin due to product mix shifts and better margins associated with new product launches and programs (Automotive - 31.3% vs. 28.6%; Premium Audio - 33.7% vs. 30.8%; Consumer Accessories - 26.7% vs. 23.5%).
Operating expenses for the Fiscal 2015 third quarter were $52.3 million, roughly in line with $52.2 million reported in the comparable year-ago period.  The Company experienced a decline of $3.2 million in its selling, general and administrative expenses for the comparable third quarter periods, offset by a $3.4 million increase in engineering and technical support as the Company continues to bring on engineers and increase its R&D spend in support of new and potential OEM programs.
The Company reported operating income of $16.6 million for both the Fiscal 2015 and Fiscal 2014 third quarters.   For the comparable three-month periods, there was a variance in other income (expense) of $5.7 million, as the FY14 third quarter included $4.3 million related to an unanticipated OEM customer settlement.  There were other offsetting factors for the comparable periods.  This resulted in net income of $15.6 million or income per diluted share of $0.64 for the Fiscal 2015 third quarter as compared to net income of $15.4 million or net income per diluted share of $0.63 for the comparable year ago period.
Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Fiscal 2015 third quarter was $22.2 million as compared to EBITDA of $27.7 million reported in the Fiscal

2014 third quarter.  Adjusted EBITDA was $22.4 million as compared to $23.5 million for the comparable Fiscal 2015 and 2014 periods.
Mr. Lavelle continued, "The safety recall at an OEM customer, lack of business in Venezuela, normal run rates for OEM programs and the Euro conversion impacted year-to-date sales by over $18 million. Within Premium Audio, the delayed launch of our new Reference Series impacted our top-line as well, but we expect to see improvements in gross margins and profitability.  We continue to expand distribution and our Consumer Accessories business should be aided by new sales of action cameras, Singtrix and biometrics products next Fiscal year.  We have a number of exciting products coming to market and have been awarded contracts or are participating in, several large-scale RFQs in our Automotive segment as well.  While this may not have immediate returns, we are growing our pipeline and positioning the Company for growth."
Nine-Month Results (periods ended November 30, 2014 and November 30, 2013)
Net sales for the nine months ended November 30, 2014 were $587.6 million compared to $622.6 million reported in the comparable year-ago period, a decline 5.6%.  Within this:

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Automotive sales were $305.6 million as compared to $318.6 million. The Automotive segment experienced decreases in its OEM manufacturing lines as a result of the temporary suspension of programs from one OEM customer, and lower OEM sales given the volume of new product and program launches in the Fiscal 2014 nine month period as compared to Fiscal 2015. Additionally, lower satellite radio sales due to credit concerns, and lower sales in Venezuela led to the decline, offset by higher sales of remote starts and Car Connection devices domestically, and higher European sales.

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Premium Audio sales were $128.5 million as compared to $146.5 million. The segment decline was primarily due to the transition of inventory in anticipation of new product launches, which took place in the Fiscal 2015 second and third quarters, a decline in industry-wide pricing for soundbars, music centers and Bluetooth wireless speakers, as well as lower international sales. Offsetting this were higher sales of high-end separates, and gains in the Commercial and Custom Installation business.

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Consumer Accessories sales were $152.6 million as compared to $156.2 million. This segment was impacted by lower sales of digital voice recorders, clock radios, and hook-up and power products, and lower comparable sales in Mexico, offset by higher sales of wireless and Bluetooth speakers, and higher sales throughout Europe.

The gross margin for the nine-month period ended November 30, 2014 was 29.7%, an increase of 120 basis points as compared to 28.5% for the same period last year.  This increase was driven by improved margins in the Automotive and Consumer Accessories segment, up 290 basis points and 60 basis points, respectively, offset by a 60 basis point decline in the Premium Audio segment.

Operating expenses for the nine month period ended November 30, 2014 were $157.1 million, an increase of 1.2% compared to operating expenses of $155.2 million reported in the comparable year-ago period.  The modest increase is primarily related to a $3.9 million increase in engineering and technical support and a $0.5 million increase in selling expenses, both related to new personnel brought on-board to support various customer and prospective programs.  This was offset by a $1.3 million reduction in restructuring expense and lower general and administrative expenses of $1.1 million.
The Company reported operating income of $17.3 million for the nine-month period ended November 30, 2014 as compared to operating income of $22.2 million reported in the comparable period last year.  Lower sales volumes and higher expenses contributed to the variance for the year-over-year periods, and were partially offset by gross margin improvements.
The Company reported total other expenses for the nine month period ended November 30, 2014 of $5.2 million as compared to total other income of $10.5 million in the comparable period last year.  In Fiscal 2015, the Company recorded a $6.7 million charge representing the devaluation loss related to its Venezuelan bonds that were remeasured at August 31, 2014, resulting in a net Venezuela currency devaluation and translation loss for the nine months ended November 30, 2014 of $6.2 million.  Additionally, Other, net, decreased by $9.9 million, primarily as a result of $5.2 million received in a class action settlement, $4.3 million from an unanticipated customer contract settlement, and $0.9 million related to Klipsch recoveries.  This was offset by an accrual of $1.2 million for estimated patent settlements with certain third parties, among other factors.  The net result was a $15.7 million decline in total other income (expense) for the comparable periods.
The Company reported net income of $13.4 million or income per diluted share of $0.55 as compared to net income of $22.4 million or net income per diluted share of $0.93 for the nine-months ended November 30, 2014 and November 30, 2013, respectively.
EBITDA for the Fiscal 2015 nine-month period was $29.3 million as compared to EBITDA of $50.3 million reported in the comparable Fiscal 2014 period.  Adjusted EBITDA for the Fiscal 2015 nine-month period was $36.3 million as compared to Adjusted EBITDA of $42.7 million for the comparable year-ago period.
Non-GAAP Measures
Adjusted EBITDA and diluted adjusted EBITDA per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest and bank charges, taxes, depreciation and amortization, stock-based compensation expense, restructuring and relocation charges, litigation and other settlements and recoveries, and certain remeasurement losses related to our Venezuela subsidiary. Depreciation, amortization, stock-based compensation, and the Venezuela bond remeasurement expenses are non-cash items. Diluted adjusted EBITDA per common share represents the Company's diluted earnings per common share based on adjusted EBITDA.  We present adjusted EBITDA and diluted adjusted EBITDA per common share in our Form 10-Q and in this release, because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs relating to our Venezuela subsidiary, restructuring and relocation, litigation settlements, recoveries and unanticipated payments allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP.  Adjusted EBITDA and diluted adjusted EBITDA per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.
Conference Call Information
The Company will be hosting its conference call on Friday, January 9, 2015 at 10:00 a.m. ET.  Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 60334536).  For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406; conference ID: 60334536).
About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.   Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio ®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.
Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-

looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2014.
Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	November 30, 2014	February 28, 2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$11,056	$10,603
Accounts receivable, net	140,952	147,054
Inventory, net	153,325	144,339
Receivables from vendors	3,471	2,443
Investment securities, current	968	—
Prepaid expenses and other current assets	19,747	15,897
Income tax receivable	4,388	2,463
Deferred income taxes	2,527	3,058
Total current assets	336,434	325,857
Investment securities	12,477	14,102
Equity investments	21,347	20,628
Property, plant and equipment, net	81,500	83,222
Goodwill	111,946	117,938
Intangible assets, net	165,767	174,312
Deferred income taxes	750	760
Other assets	8,435	10,331
Total assets	$738,656	$747,150
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$73,971	$55,373
Accrued expenses and other current liabilities	58,461	64,403
Income taxes payable	6,856	3,634
Accrued sales incentives	18,415	17,401
Deferred income taxes	77	9
Current portion of long-term debt	2,068	5,960
Total current liabilities	159,848	146,780
Long-term debt	95,146	103,222
Capital lease obligation	5,612	6,114
Deferred compensation	4,615	5,807
Other tax liabilities	4,625	11,060
Deferred tax liabilities	33,534	34,963
Other long-term liabilities	8,670	9,620
Total liabilities	312,050	317,566
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 18)	—	—
Common stock:

Class A, $.01 par value; 60,000,000 shares authorized, 23,993,240 and 23,988,240 shares issued, 21,863,785 and 22,172,968 shares outstanding at November 30, 2014 and February 28, 2014, respectively	255	255
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	291,283	290,960
Retained earnings	172,000	158,571
Accumulated other comprehensive loss	(15,996)	(1,873)
Treasury stock, at cost, 2,129,455 and 1,815,272 shares of Class A Common Stock at November 30, 2014 and February 28, 2014, respectively	(20,958)	(18,351)
Total stockholders' equity	426,606	429,584
Total liabilities and stockholders' equity	$738,656	$747,150

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2014	2013	2014	2013
Net sales	$223,356	$245,814	$587,598	$622,604
Cost of sales	154,399	177,016	413,184	445,191
Gross profit	68,957	68,798	174,414	177,413
Operating expenses:
Selling	13,623	15,026	41,229	40,751
General and administrative	29,587	31,422	88,290	89,403
Engineering and technical support	9,103	5,740	27,579	23,701
Restructuring expense	—	32	—	1,324
Total operating expenses	52,313	52,220	157,098	155,179
Operating income	16,644	16,578	17,316	22,234
Other (expense) income:
Interest and bank charges	(1,825)	(1,830)	(5,010)	(5,609)
Equity in income of equity investees	1,245	1,520	4,631	4,772
Venezuela currency devaluation, net	—	—	(6,232)	—
Other, net	142	5,565	1,416	11,293
Total other (expense) income, net	(438)	5,255	(5,195)	10,456
Income before income taxes	16,206	21,833	12,121	32,690
Income tax expense (benefit)	584	6,409	(1,308)	10,261
Net income	$15,622	$15,424	$13,429	$22,429
Other comprehensive (loss) income:
Foreign currency translation adjustments	(8,342)	4,658	(15,783)	4,096
Derivatives designated for hedging	578	(744)	1,529	(430)
Pension plan adjustments	64	(29)	124	(41)
Unrealized holding gain on available-for-sale investment securities arising during the period, net of tax	5	—	7	—
Other comprehensive (loss) income, net of tax	(7,695)	3,885	(14,123)	3,625
Comprehensive income (loss)	$7,927	$19,309	$(694)	$26,054

Net income per common share (basic)	$0.64	$0.63	$0.55	$0.93
Net income per common share (diluted)	$0.64	$0.63	$0.55	$0.93
Weighted-average common shares outstanding (basic)	24,322,307	24,341,897	24,396,987	24,060,492
Weighted-average common shares outstanding (diluted)	24,340,534	24,424,956	24,418,298	24,209,611

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA

	Three Months Ended November 30,		Nine Months Ended November 30,
	2014	2013	2014	2013
Net income	$15,622	$15,424	$13,429	$22,429
Adjustments:
Interest expense and bank charges	1,825	1,830	5,010	5,609
Depreciation and amortization	4,189	4,040	12,189	12,000
Income tax expense	584	6,409	(1,308)	10,261
EBITDA	22,220	27,703	29,320	50,299
Stock-based compensation	140	63	291	552
Venezuela bond remeasurement	—	—	6,702	—
Circuit City recovery	—	—	—	(940)
Net settlements	—	—	—	(4,025)
Unanticipated settlement from customer	—	(4,313)	—	(4,313)
Asia warehouse relocation	—	—	—	(208)
Restructuring charges	—	32	—	1,324
Adjusted EBITDA	$22,360	$23,485	$36,313	$42,689
Diluted earnings per common share	$0.64	$0.63	$0.55	$0.93
Diluted adjusted EBITDA per common share	$0.92	$0.96	$1.49	$1.76